Exhibit 99.1

NanoString Provides Preliminary Financial and Operational Highlights for Fourth Quarter and FY 2022
Generated Record Orders for Over 105 Spatial Biology Instruments in Q4, Representing 50% Growth Year-over-Year
Q4 Product and Service Revenue of Over $34 Million, Within Guidance Range of $33 to $35 Million
SEATTLE - January 8, 2023 - NanoString Technologies, Inc. (NASDAQ:NSTG), a leading provider of life science tools for discovery and translational research, today reported preliminary financial and operational highlights for the fourth quarter and fiscal year ended December 31, 2022.
“NanoString continued to build on our strong spatial biology franchise in 2022, capturing a record 105+ new system orders in the fourth quarter, bringing growth in spatial biology system orders to 50% for the full year,” said Brad Gray, President and CEO of NanoString. “We shipped our first CosMx systems to customers in December, and our CosMx order backlog of approximately $40 million at year end provides the foundation for revenue growth in 2023.”
Q4 and 2022 Highlights
Spatial Biology
•Secured customer orders for more than 105 spatial biology systems in Q4, including approximately 80 for CosMx™ Spatial Molecular Imagers (SMI) and over 25 for GeoMx Digital Spatial Profilers (DSP), an increase of 50% as compared to 2021 for both the fourth quarter and full year 2022
•CosMx SMI highlighted on the cover of the December 2022 issue of Nature Biotechnology, demonstrating high-resolution, single cell imaging of RNA and protein
•CosMx SMI featured in the January 2023 issue of National Geographic. Researchers at Wake Forest used CosMx to perform high-resolution imaging of brain tissue in their ongoing Alzheimer’s research. They were able to discover rare senescence cells that contribute to neurodegeneration
•Total peer-reviewed publications featuring our spatial biology platforms were approximately 195 as of December 2022, representing an increase of approximately 105 publications in the last 12 months
•NanoString was named the Gold Sponsor for 2023 Advances in Genome Biology and Technology (AGBT) meeting, where we will host a workshop on February 7, 2023 highlighting advances in our spatial biology platforms and showcasing research conducted by our collaborators and customers
nCounter
•Concluded 2022 with an nCounter installed base of approximately 1,120 systems, an increase of approximately 7% as compared to 2021
•Total peer-reviewed publications featuring nCounter were approximately 6,520 as of December 2022, representing an increase of approximately 1,320 publications in the last 12 months
Preliminary Financial Results
•For the fourth quarter of 2022, product and service revenue is expected to be over $34 million, within our guidance range of $33 to $35 million
•For the full year 2022, product and service revenue is expected to be approximately $127 million, within our guidance range of $125 to $127 million
•As of December 31, 2022, cash, cash equivalents and short-term investments is expected to total more than $195 million
These preliminary results are based on management's initial analysis of operations for the quarter and year ended December 31, 2022 and are subject to further internal review and audit by the company's external auditors.
About NanoString Technologies, Inc.
NanoString Technologies, a leader in spatial biology, offers an ecosystem of innovative discovery and translational research solutions, empowering our customers to map the universe of biology. The GeoMx® Digital Spatial Profiler, cited in approximately 190 peer-reviewed publications, is a flexible and consistent solution combining the power of whole tissue imaging with gene expression and protein data for spatial whole transcriptomics and proteomics from one FFPE slide. The CosMx™ Spatial Molecular Imager is an FFPE-compatible, single-cell imaging platform powered by spatial multiomics enabling researchers to map single cells in their native environments to extract deep biological insights and novel discoveries from one experiment. The AtoMx™ Spatial Informatics Platform is a cloud-based informatics solution with advanced analytics and global collaboration capabilities, enabling powerful spatial biology insights anytime, anywhere. At the foundation of our research tools is our nCounter® Analysis System, cited in approximately 6,520 peer-reviewed publications, which offers a secure way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision. For more information, visit www.nanostring.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our preliminary estimates of fourth quarter and fiscal year 2022 operating results and financial condition, expectations for demand for our products and growth in our business, the impact of new products and expansion into new markets, and the growth trajectory of our nCounter and spatial biology franchises. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include the risk that our actual financial results for the three months and year ended December 31, 2022 differ from the estimates presented in the news release; market acceptance of our products; adverse conditions in the general domestic and global economic markets; the effects of ongoing litigation; the impact of competition; the impact of expanded sales, marketing, and product development on operating expenses; delays or other unforeseen problems with respect to manufacturing and product development; as well as the other risks set forth in our filings with the Securities and Exchange Commission. Furthermore, we are in the process of finalizing our financial results for the fourth quarter and fiscal year ended December 31, 2022, and therefore our finalized and audited results and final analysis of those results are not yet available. The preliminary expectations regarding fourth quarter and full year 2022 revenue and year-end cash, cash equivalents and short-term investment balances are the responsibility of management, are subject to management’s review and actual results could differ from management’s expectations. The actual results are also subject to audit by our independent registered public accounting firm and no assurance is given by our independent registered public accounting firm on such preliminary expectations. You should not draw any conclusions as to any other financial results as of and for the year ended December 31, 2022 based on the foregoing estimates. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
The NanoString logo, NanoString, NanoString Technologies, GeoMx, CosMx and nCounter are trademarks or registered trademarks of NanoString Technologies, Inc., in the United States and/or other countries.

Contact
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768